Exhibit 4.1.6

THIRD SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 28, 2013, among Hotspur Technologies, Inc., LMA North America, Inc., Semprus Biosciences Corp. and Wolfe-Tory Medical, Inc. (each, a Guaranteeing Subsidiary, and collectively, the “Guaranteeing Subsidiaries”), each a subsidiary of Teleflex Incorporated (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Original Indenture”), dated as of August 2, 2010 and a second supplemental indenture, dated as of June 13, 2011 (the “Second Supplemental Indenture” and, together with the Original Indenture, the “Indenture”) providing for the issuance of 6.875% Senior Subordinated Notes due 2019 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 10.01 of the Second Supplemental Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.        CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.        AGREEMENT TO GUARANTEE. Each of the Guaranteeing Subsidiaries hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Second Supplemental Indenture including but not limited to Article 9 thereof.

4.        NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

5.        NEW YORK LAW TO GOVERN.  THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.        COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

7.        EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

8.        THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:  October 28, 2013

HOTSPUR TECHNOLOGIES, INC. (DELAWARE)
LMA NORTH AMERICA, INC. (NEVADA)
SEMPRUS BIOSCIENCES CORP. (DELAWARE)
WOLFE-TORY MEDICAL, INC. (UTAH)

By:	/s/ C. Jeffrey Jacobs
Name:	C. Jeffrey Jacobs
Title:	Vice President

TELEFLEX INCORPORATED

By:	/s/ Jake Elguicze
Name:	Jake Elguicze
Title:	Treasurer

AIRFOIL TECHNOLOGIES INTERNATIONAL-OHIO, INC.
ARROW INTERNATIONAL INVESTMENT CORP.
ARROW INTERVENTIONAL, INC.
TECHNOLOGY HOLDING COMPANY II
TECHNOLOGY HOLDING COMPANY III
TFX EQUITIES INCORPORATED
TFX INTERNATIONAL CORPORATION
TFX MEDICAL WIRE PRODUCTS, INC.
TFX NORTH AMERICA INC.
VASONOVA, INC.
TELEFLEX MEDICAL INCORPORATED
ARROW INTERNATIONAL, INC.

By:	/s/ C. Jeffrey Jacobs
Name:	C. Jeffrey Jacobs
Title:	(1) Vice President and Treasurer (other than as noted below)
(2) President and Treasurer (in the case of TFX North America Inc.)
(3) Vice President (in the case of TFX Equities Incorporated)
(4) President (in the case of Technology Holding Company II, Technology Holding Company III and TFX International Corporation)

WELLS FARGO BANK, N.A.,
as Trustee

By:	/s/ Richard H. Prokosch
Authorized Signatory

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